Exhibit 10.38

OWENS CORNING
Corporate Incentive Plan Terms Applicable to Certain Executive Officers
(as amended and restated as of January 1, 2016)

1.	Application
Set forth below are the annual Corporate Incentive Plan terms applicable to those employees of Owens Corning (the “Company”), its subsidiaries and affiliates who are executive officers of the Company and whose annual incentive compensation for any taxable year of the Company that the Committee (as hereafter defined) anticipates would not be deductible by the Company in whole or in part but for compliance with section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended (“162(m) Covered Employee”), including members of the Board of Directors who are such employees. Such terms are hereafter referred to as the “Plan” or “Corporate Incentive Plan”.

2.	Eligibility
All 162(m) Covered Employees shall be eligible to be selected to participate in this Corporate Incentive Plan. The Committee shall select the 162(m) Covered Employees who shall participate in this Plan in any year no later than 90 days after the commencement of the year (or no later than such earlier or later date as may be the applicable deadline for the compensation payable to such 162(m) Covered Employee for such year hereunder to qualify as “performance-based” under section 162(m)(4)(C) of the Internal Revenue Code of 1986 as amended (the “Code”)). Selection to participate in this Plan in any year does not require the Committee to, or imply that the Committee will, select the same person to participate in the Plan in any subsequent year.

3.	Administration
The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Board”), or by another committee appointed by the Board consisting of not less than two (2) Directors who are not Employees (the “Committee”). The Committee shall be comprised exclusively of Directors who are not Employees and who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Code. To the extent permitted by law, the Committee may delegate its administrative authority with respect to the Corporate Incentive Plan and, in the event of any such delegation of authority, the term “Committee” as used in this Plan shall be deemed to refer to the Committee’s delegate as well as to the Committee. The Committee shall, subject to the provisions herein, select employees to participate herein; establish and administer the performance goals and the award opportunities applicable to each participant and certify whether the goals have been attained; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and make all other determinations which may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and participants and anyone claiming under or through any of them.

4.	Establishment of Performance Goals and Award Opportunities
No later than 90 days after the commencement of each annual service period (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as “performance-based” under section 162(m)(4)(C) of the Code), the Committee shall establish in writing the method for computing the amount of compensation which will be payable under the Plan to each participant in the Plan for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the participant’s employment by the Company, its subsidiaries and affiliates continues without interruption during that year. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals. No provision hereof is intended to preclude the Committee from exercising negative discretion with respect to any award hereunder, within the meaning of the Treasury regulations under Code section 162(m).

No later than 90 days after the commencement of annual service period (or than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such year to qualify as “performance-based” under section 162(m)(4)(C) of the Code), the Committee shall establish in writing the performance goals for such year, which shall be based on any of the following performance criteria, either alone or in any combination, and on either a consolidated or business unit level, as the Committee may determine: return on assets; return on net assets; return on equity; return on common equity; return on shareholder equity; return on invested capital; return on capital; total shareholder return; shareholder value added; share price; improvement in and/or attainment of expense levels; improvement in and/or attainment of cost levels; selling, general and administrative expense (SG&A); SG&A as a percent of revenue; costs as a percent of revenue; productivity objectives; quality metrics; capacity utilization; unit manufacturing costs; sales; net sales; gross profit margin; operating margin; cash margin; net income margin; earnings per share; earnings from operations; segment earnings from operations; earnings; earnings before taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); revenue measures; number of units sold; number of units installed; revenue per employee; market share; market position; working capital measures; inventory; accounts receivable; accounts payable; cash conversion cycle; cash flow; cash generation; net cash generation; proceeds from asset sales; free cash flow; investable cash flow; capital expenditures; capital structure measures; cash balance; debt levels; equity levels; economic value added models; technology milestones; commercialization milestones; customer metrics; customer satisfaction; consumable burn rate; installed base; repeat customer orders; acquisitions; divestitures; employee metrics; employee engagement; employee retention; employee attrition; workforce diversity or safety; in each case, measured either semi-annually, annually or cumulatively over a period of years, on an absolute basis and/or relative to internal/external benchmarks, for the Company in its entirety or discrete segments thereof. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuance of convertible debt securities); expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and other extraordinary items. Any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Committee may specify. Unless the Committee determines otherwise at any time prior to payment of a participant’s award hereunder for any year, extraordinary items, such as capital gains and losses, which affect any performance criterion applicable to the award (including but not limited to the criterion of net income) shall be excluded or included in determining the extent to which the corresponding performance goal has been achieved, whichever will produce the higher award.

5.	Maximum Award
The maximum dollar amount that may be paid to any participant under the Plan for any year is equal to $5 million.

6.	Attainment of Performance Goals Required
Awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year, within the meaning of applicable Treasury regulations. Awards shall also be contingent on continued employment by the Company, its subsidiaries and affiliates during such year. The only exceptions to these rules apply in the event of termination of employment by reason of death or Disability, or in the event of a Change in Control of the Company (as such terms are defined in the Owens Corning 2016 Stock Plan (or its successor(s)) (“Stock Plan”)), during such year, in which case the following provisions shall apply. In the event of termination of employment by reason of death or Disability during a Plan year, an award shall be payable under this Plan to the participant or the participant’s estate for such year, which shall be adjusted, pro-rata, for the period of time during the Plan year the participant actually worked. In the event of a Change in Control during a Plan year and prior to any termination of employment, incentive awards shall be paid under the Plan at the higher of (a) one half of participating salary for such year (as determined by the Committee), or (b) projected performance for the year, determined at the time the Change in Control occurs. An additional exception shall apply to the requirement of continued employment during the year, but not to the requirement that awards shall be paid under this Plan for any year solely on account of the attainment of the performance goals established by the Committee with respect to such year, in the event of termination of employment by reason of Retirement (as defined in the Stock Plan) during a Plan year. Subject to the attainment of the performance goals established by the Committee with respect to such year, in the event of termination of employment by reason of Retirement during a Plan year an award may but need not (as the Committee may determine) be payable under this Plan to the participant, which shall be adjusted, pro-rata, for the period of time during the Plan year the participant actually worked. A participant whose employment terminates prior to the end of a Plan year for any reason not excepted above shall not be entitled to any award under the Plan for that year.

7.	Shareholder Approval and Committee Certification Contingencies; Payment of Awards
Payment of any awards under this Plan shall be contingent upon shareholder approval, prior to payment, of the material terms of the performance goals under which the awards are to be paid, in accordance with applicable Treasury regulations under Code section 162(m). Unless and until such shareholder approval is obtained, no award shall be paid pursuant to this Plan. Subject to the provisions of paragraph 6 above relating to death, Disability and Change in Control, payment of any award under this Plan shall also be contingent upon the Compensation Committee’s certifying in writing that the performance goals and any other material terms applicable to such award were in fact satisfied, in accordance with applicable Treasury regulations under Code section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, (a) earned awards shall be paid promptly following such certification, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies). Any amount payable to a participant hereunder shall be separate from and independent of any annual incentive compensation to which the participant may be contractually entitled for such year pursuant to an employment agreement with the Company.

8.	Amendment or Termination
The Committee may amend, modify or terminate this Plan at any time, provided that a termination or modification shall only become effective 30 days after written notice thereof is given to each participant. Each participant shall be eligible to receive the incentive compensation to which the participant would have been otherwise entitled but for such termination or modification, pro-rata for the period of the Plan year prior to the termination or modification.

9.	Interpretation and Construction
Any provision of this Plan to the contrary notwithstanding, (a) awards under this Plan are intended to qualify as performance-based compensation under Code Section 162(m)(4)(C), and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the participant provides otherwise. Both the participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

10.	Governing Law
The terms of this Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles of that state.